Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-171454) pertaining to the 2006 Stock Option Scheme and 2010 Share Incentive Plan of Youku Inc. of our reports dated April 10, 2012, with respect to the consolidated financial statements of Youku Inc. and the effectiveness of internal control over financial reporting of Youku Inc., included in this Annual Report (Form 20-F) for the year ended December 31, 2011.

/s/ Ernst & Young Hua Ming

Beijing, People’s Republic of China

April 10, 2012